Exhibit 10.22

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made effective as of September 5, 2007 (“Effective Date”), by and between CryoCor, Inc. (“CryoCor”) and Helen Barold (“Barold”) and amends, restates and supersedes in its entirety the Executive Employment Agreement by and between CryoCor and Barold dated August 30, 2007. This Agreement also supersedes in its entirety the Employment Offer Letter by and between CryoCor and Barold dated August 3, 2006.

The parties agree as follows:

1. Employment. CryoCor has employed Barold since August 2006, and Barold has accepted such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Barold is employed as Chief Medical Officer, reporting to the Chief Executive Officer (“CEO”), and shall have the duties and responsibilities assigned by CryoCor both upon initial hire and as may be reasonably assigned from time to time. Initially, Barold’s duties shall include oversight of clinical and regulatory affairs, including discussions with the FDA related the atrial flutter and atrial fibrillation clinical initiatives. Barold shall perform faithfully and diligently all duties assigned to him. CryoCor reserves the right to modify Barold’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Barold continues to report to the CEO.

2.2 Best Efforts/Full-time. Barold will expend her best efforts on behalf of CryoCor, and will abide by all policies and decisions made by CryoCor, as well as all applicable federal, state and local laws, regulations or ordinances. Barold will act in the best interest of CryoCor at all times. Barold shall devote her full business time and efforts to the performance of her assigned duties for CryoCor, unless Barold notifies CryoCor in advance of her intent to engage in other paid work and receives CryoCor’s express written consent to do so. CryoCor agrees that Barold will continue her clinical practice approximately one day per week.

2.3 Covenant Not To Compete. Except with prior written consent of CryoCor’s Board of Directors, Barold will not, during the term of this Agreement, in any period during which Barold is receiving compensation or any other consideration from CryoCor, including, but not limited to, severance pay or benefits pursuant to Section 7 herein, engage in competition with CryoCor, either directly or indirectly, in any manner or capacity, as advisor, principal, agent, affiliate, promoter, partner, officer, director, employee, stock holder, owner, co-owner, consultant, or any member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CryoCor.

2.4 Work Location. Barold’s principal place of work shall be located in Bethesda, Maryland, or such other location as the parties may agree upon from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 7 herein (“Term”).

4. Compensation.

4.1 Base Salary. As compensation for Barold’s performance of her duties hereunder, CryoCor shall pay to Barold a Base Salary of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in accordance with CryoCor’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Incentive Bonus. Barold will be eligible for an incentive bonus of up to 25% of Base Salary, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions (“Bonus”). This Bonus shall be based upon the achievement of certain company-wide goals and milestones to be mutually agreed to following discussions amongst the management team, with final approval of the Compensation Committee of the Board of Directors.

4.3 Stock Options. CryoCor’s Board of Directors granted Barold an initial incentive stock option to purchase 125,000 shares of CryoCor common stock (“Common Stock”) under CryoCor, Inc.’s 2005 Stock Option Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of grant of such option (the “Initial Option). The Initial Option vests 50% over a four year period following the date of grant thereof, and 50% upon the approval of CryoCor’s PMA for atrial fibrillation. The Board of Directors granted Barold a second incentive stock option to purchase 60,000 shares of Common Stock under the Plan at an exercise price equal to the fair market value of that stock on the date of grant of such option (the “Second Option”). The Second Option vests ratably on a monthly basis over a 48-month period following the date of grant thereof. Subject to the approval of the Board of Directors or the Compensation Committee thereof, Barold will receive an additional incentive stock option to purchase 30,000 shares of Common Stock under the Plan at an exercise price equal to the fair market value of that stock on the date of grant of such option (the “Additional Option”). The Additional Option shall vest 25% on the first anniversary following the date of grant thereof with the remainder vesting ratably on a monthly basis over the following 36-month period.

4.4 Performance and Salary Review. CryoCor will periodically review Barold’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by CryoCor in its sole and absolute discretion.

4.5 Employment Taxes. All of Barold’s compensations shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by CryoCor.

5. Customary Fringe Benefits. Barold will be eligible for all customary and usual fringe benefits generally available to senior executives of CryoCor, subject to the terms and conditions of CryoCor’s benefit plan documents. CryoCor reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Barold.

6. Business Expenses. Barold will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of her duties on behalf of CryoCor. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with CryoCor’s policies.

7. Termination.

7.1 At-Will Employment. Either Barold or CryoCor shall have the right to terminate the employment relationship at any time, with or without cause or advance notice, subject to the provisions set forth in Section 7 herein. It is expressly understood that the employment relationship is at-will. CryoCor reserves the right to modify Barold’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to this at-will employment relationship must be by a specific, written agreement signed by Barold and the President and CEO of CryoCor.

7.2 Termination for Cause by CryoCor. Notwithstanding Section 7.1 above, CryoCor may terminate Barold’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as the Board of Directors determination of any of the following: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Barold with respect to Barold’s obligations or otherwise relating to the business of CryoCor; (b) Barold’s material breach of this Agreement or CryoCor’s Employee Innovations and Proprietary Rights Agreement; (c) Barold’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Barold’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Barold’s failure to perform the essential functions of her position, with or without reasonable accommodation, due to a mental or physical disability; and (f) Barold’s death. With respect to (a), (b) and (d) above, CryoCor shall give Barold written notice of the offending conduct and a 30-day opportunity to cure any such violation or failure before terminating Barold’s employment for Cause; provided however, that Barold shall only be entitled to one cure period in any consecutive three month period. In the event Barold’s employment is terminated in accordance with this subsection 7.2, Barold shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other CryoCor obligations to Barold pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Barold will not be entitled to receive the severance payment described in subsection 7.3 below.

7.3 Termination Without Cause by CryoCor/Severance. CryoCor may terminate Barold’s employment under this Agreement without Cause at any time, with or without advance notice. In the event of such termination, Barold will receive the Base Salary then in effect, prorated to the date of termination, and continuation of her Base Salary for a period of twelve (12) months, payable in accordance with CryoCor’s regular payroll cycle, provided that Barold: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (b) executes a Release (as defined in Section 7.5 below). All other CryoCor obligations to Barold will be automatically terminated and completely extinguished.

7.4 Termination Upon A Change In Control.

(a) Acceleration of Vesting Upon a Change in Control (as defined in the Plan) of CryoCor, 50% of the then unvested shares shall immediately vest and become exercisable. In addition, in the event Barold’s Continuous Service (as defined in the Plan) with CryoCor ceases as a result of a Termination After Change in Control (as defined in the stock option agreement applicable to such shares), then all of the then unvested shares shall immediately vest and become exercisable upon Barold’s execution of a Release (as defined in Section 7.5 below).

(b) 280G. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Barold would receive under this Agreement, taken together with any other agreement or benefit plan of CryoCor (including stock options) (“Payment”) would (i)

constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Barold’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the reduction shall occur in the order Barold elects in writing, provided, however, that such election shall be subject to CryoCor approval if made on or after the date on which the event that triggers the Payment occurs.”

The accounting firm engaged by CryoCor for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by CryoCor is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, CryoCor shall appoint a nationally recognized accounting firm to make the determinations required hereunder. CryoCor shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Barold and CryoCor within fifteen (15) calendar days after the date on which Barold’s right to a Payment is triggered (if requested at that time by Barold or CryoCor) or such other time as requested by Barold or CryoCor. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Barold and CryoCor with an opinion reasonably acceptable to Barold that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Barold and CryoCor.

7.5 Release. Notwithstanding the provisions of Sections 7.3 and 7.4, Barold’s entitlement to any and all compensation and benefits under Sections 7.3 and 7.4 is expressly conditioned on the Barold’s execution and delivery to CryoCor (and the expiration of any revocation period) of an effective waiver and release of claims (a “Release”) in a form acceptable to CryoCor, releasing all claims, known or unknown, that Barold may have against CryoCor arising out of or any way related to Barold’s employment or termination of employment with CryoCor, within the time period set forth therein (but in no event later than forty-five (45) days after the date of termination), which shall be material to CryoCor’s obligation to provide any such compensation and benefits.

7.6 Application of Code Section 409A. Compensation and benefits payable under the Agreement, to the extent of payments made from the date of Barold’s termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Barold be delayed until 6 months after separation from service if Barold is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

8. No Conflict of Interest. During the term of Barold’s employment with CryoCor and during any period Barold is receiving payments from CryoCor, Barold must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with CryoCor. Such work shall include, but is not limited to, directly or indirectly competing with CryoCor in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which CryoCor is now engaged or in which CryoCor becomes engaged during the term of Barold’s employment with CryoCor, as may be determined by CryoCor in its sole discretion. If CryoCor believes such a conflict exists during the term of this Agreement, CryoCor may ask Barold to choose to discontinue the other work or resign employment with CryoCor. If CryoCor believes such a conflict exists during any period in which Barold is receiving payments pursuant to this Agreement, CryoCor may ask Barold to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Barold agrees not to refer any client or potential client of CryoCor to competitors of CryoCor, without obtaining CryoCor’s prior written consent, during the term of Barold’s employment and during any period in which Barold is receiving payments from CryoCor pursuant to this Agreement.

9. Confidentiality and Proprietary Rights. As a condition of employment, Barold agrees to read, sign and abide by CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Non-Solicitation.

10.1 Nonsolicitation of Customers or Prospects. Barold acknowledges that information about CryoCor’s customers is confidential and constitutes trade secrets. Accordingly, Barold agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Barold will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from CryoCor.

10.2 Nonsolicitation of CryoCor’s Employees. Barold agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Barold will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s business by soliciting, encouraging or attempting to hire any of CryoCor’s employees or causing others to solicit or encourage any of CryoCor’s employees to discontinue their employment with CryoCor.

11. Injunctive Relief. Barold acknowledges that Barold’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to CryoCor and agrees that in the event of any such breach, CryoCor shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. To the fullest extent permitted by law, Barold and CryoCor agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between CryoCor and Barold and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, and unemployment insurance benefits are excluded. For the purpose of this agreement to arbitrate, references to “CryoCor” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Barold’s claims arise out of or relate to their actions on behalf of CryoCor.

12.1 Consideration. The mutual promise by CryoCor and Barold to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of her or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4 Costs of Arbitration. CryoCor shall bear the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of CryoCor under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of CryoCor. Barold shall not be entitled to assign any of Barold’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing CryoCor, but Barold has participated in the negotiation of its terms. Furthermore, Barold acknowledges that Barold has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Sections 7 (“Termination”), 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Barold’s employment by CryoCor.

14. Entire Agreement. This Agreement, including the CryoCor Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and CryoCor, Inc.’s 2000 Stock Option Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral including the employment offer letter dated June 1, 2004. This Agreement may be amended or modified only with the written consent of Barold and the President/CEO of CryoCor. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

HELEN BAROLD

Dated:	September 5, 2007	/s/ Helen Barold
5217 Wissioming Road
Bethesda, MD 20816

CRYOCOR, INC.

Dated:	September 5, 2007	By:	/s/ Edward F. Brennan
Edward F. Brennan, PhD
President/CEO
CryoCor, Inc.
9717 Pacific Heights Blvd.
San Diego, CA 92121